Exhibit 12.1

UNITED COMMUNITY BANKS, INC.
RATIO OF EARNINGS TO FIXED CHARGES (Regulation S-K 503 (d))

	Three Months
	Ended
	March 31,		Year Ended December 31,
	2009		2008		2007		2006		2005		2004
EARNINGS
Pre-tax income from continuing operations	(120,697)		(101,115)		89,592		108,437		88,403		71,488
Fixed charges	50,343		230,528		277,614		209,871		128,369		75,517
Amortization of capitalized interest	-		-		-		-		-		-
Capitalized interest	-		-		-		-		-		-
Preferred TARP dividends (pre-tax equivalent)	(3,462)		(962)		-		-		-		-
Preferred TARP accretion (pre-tax equivalent)	(462)		(127)		-		-		-		-
Preferred dividends (pre-tax equivalent)	(6)		(24)		(28)		(30)		(36)		(26)
Total earnings	(74,284)		128,300		367,178		318,278		216,736		146,979
Interest on deposits	41,754		198,301		229,591		169,297		86,953		50,159
Total earnings exc. deposit int.	(116,038)		(70,001)		137,587		148,981		129,783		96,820

FIXED CHARGES
Interest expensed	46,150		228,265		276,434		208,815		127,428		74,794
Interest capitalized	-		-		-		-		-		-
Interest included in rental expense	263		1,150		1,152		1,026		905		697
Preferred TARP dividends (pre-tax equivalent)	3,462		962		-		-		-		-
Preferred TARP accretion (pre-tax equivalent)	462		127		-		-		-		-
Preferred dividends (pre-tax equivalent)	6		24		28		30		36		26
Total fixed charges	50,343		230,528		277,614		209,871		128,369		75,517
Interest on deposits	41,754		198,301		229,591		169,297		86,953		50,159
Total fixed charges exc. deposit int.	8,589		32,227		48,023		40,574		41,416		25,358

RATIO OF EARNINGS TO FIXED CHARGES
Including interest on deposits	(1.48	) x	.56	x	1.32	x	1.52	x	1.69	x	1.95	x
Excluding interest on deposits	(13.51	) x	(2.17	) x	2.87	x	3.67	x	3.13	x	3.82	x

DEFICIENCY (503(d) 1(A)) with deposit int	124,627		102,228		-		-		-		-
DEFICIENCY (503(d) 1(A)) without deposit int	124,627		102,228		-		-		-		-

Building rent paid	432		1,776		1,897		1,608		1,257		964
Building rent received	(118)		(418)		(332)		(216)		(208)		(201)
Computer lease expense	-		-		-		-		-		-
Lease payments for FF&E	473		2,092		1,891		1,687		1,665		1,328
Total rental expense	788		3,450		3,455		3,079		2,714		2,090

Amount of finance charge included in rent	263		1,150		1,152		1,026		905		697
(assumed to be 1/3 of lease payment)

Interest on customer deposits	35,743		174,533		213,030		154,956		77,401		41,780
Interest on brokered deposits	7,735		23,123		16,471		14,298		9,552		8,379
Interest on brokered deposits - Hedge	(1,841)		(1,023)		(52)		43		-		-
Interest on CDARS one-way buy	117		1,668		142		-		-		-
Total deposit interest expense	41,754		198,301		229,591		169,297		86,953		50,159